Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108361, 333-117550 and 333-117075) and in the Registration Statements on Form S-8 (Nos. 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty Corporation of our report dated March 12, 2004, except for Note 16 which is as of December 14, 2004, relating to the financial statements, which appears in the current Report on Form 8-K of Developers Diversified Realty Corporation dated December 14, 2004.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
December 15, 2004